Exhibit 99.1

A. H. Belo Corporation Announces Termination of Agreement to Sell Property

DALLAS - A. H. Belo Corporation (NYSE: AHC) announced today that on December 6, 2018, the Company received written notice from 508 Young Acquisition LP, an affiliate of KDC Development, LLC, exercising its right to terminate the agreement dated October 29, 2018, pursuant to which 508 Young Acquisition LP contracted to acquire the former campus of The Dallas Morning News in downtown Dallas for $33 million.

Katy Murray, Senior Vice President and Chief Financial Officer, said, “We are disappointed that this transaction will not close as anticipated,  and A. H. Belo will work with its broker to actively market the property beginning now.”

About A. H. Belo Corporation

A. H. Belo Corporation is the leading local news and information publishing company in Texas with commercial printing, distribution and direct mail capabilities, as well as a presence in emerging media and digital marketing. While focusing on extending the Company’s media platforms, A. H. Belo delivers news and information in innovative ways to a broad spectrum of audiences with diverse interests and lifestyles. For additional information, visit www.ahbelo.com or email invest@ahbelo.com.

Statements in this communication concerning A. H. Belo Corporation’s business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, dispositions, impairments, business initiatives, acquisitions, pension plan contributions and obligations, real estate sales, working capital, future financings and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements. Such risks, trends and uncertainties are, in most instances, beyond the Company’s control, and include changes in advertising demand and other economic conditions; consumers’ tastes; newsprint prices; program costs; labor relations; technology obsolescence; as well as other risks described in the Company’s Annual Report on Form 10-K and in the Company’s other public disclosures and filings with the Securities and Exchange Commission. Forward-looking statements, which are as of the date of this filing, are not updated to reflect events or circumstances after the date of the statement.